                 OPTION FOR VARIABLE ADDITIONAL BENEFITS RIDER

                      Metropolitan Life Insurance Company

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROVIDED BY THIS RIDER IS VARIABLE AND MAY INCREASE OR DECREASE BASED ON SEPARATE ACCOUNT PERFORMANCE. (SEE THE VARIABLE ADDITIONAL DEATH BENEFIT PROVISION.)

THE CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED.

IF THIS RIDER IS ADDED AFTER THE POLICY IS ISSUED, THE WAITING PERIODS FOR INCONTESTABILITY AND SUICIDE ARE DIFFERENT FROM THOSE IN THE POLICY AND BEGIN ON THE ISSUE DATE OF THIS RIDER.

This Rider is a part of the Policy if it is listed on: the Policy Specifications page or; on the Policy Specifications for Policy Change page. A copy of the application for this Rider is attached to and made part of the Rider. This Rider allows you to buy variable life insurance on the life of the Insured. You may buy this variable life insurance if: the Policy is in force; and your right to make premium payments for this Rider has not been terminated.

DEFINITIONS ISSUE DATE OF THIS RIDER. The Issue Date of this Rider is shown on the Policy Specifications page or Policy
            Specification for Policy Change page. It is the effective date of this Rider.

            INVESTMENT START DATE. The Investment Start Date is the date the first net premium paid for this Rider is applied to the Separate Account. This date will be the latest of:

            1.   The 20th day following the Issue Date of the Policy;

            2. The 20th day following the date we receive the full first premium due for the Policy at our Designated
                 Office; and

            3. The date we receive the first premium for this Rider at our Designated Office.

            Prior to the Investment Start Date, we will place any payment you make to this Rider in the Fixed Account where it will earn a fixed rate of interest until the Investment Start Date.

            VALUATION DATE. A Valuation Date is each day that the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis of such Valuation date, as long as the basis is not inconsistent with applicable laws and with the approval of the Superintendent of the New York Insurance
            Department.

            VALUATION PERIOD. A Valuation Period is the period between two successive Valuation Dates starting at 4:00
            P.M., New York City time, on each Valuation Date and ending at 4:00 P.M., New York City time, on the next succeeding Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation
            Period as long as the basis is not inconsistent with applicable law.

            SEPARATE ACCOUNT. The Separate Account is
            Metropolitan Life Separate Account UL.

            INVESTMENT DIVISIONS. The Investment Divisions are part of the Separate Account. Each division holds a separate class (or series) of stock of a designated investment company or companies. Each class of stock represents a separate portfolio of an investment company.

            The Investment Divisions available on the Issue Date of this Rider are shown in the application for this Rider.
            We may from time to time make other Investment
            Divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

            FIXED ACCOUNT. The Fixed Account is an account to which you can allocate Scheduled or Unscheduled
            Premium Payments. Interest will be credited at a rate of not less than the Fixed Account Guaranteed Interest Rate shown on the Option for Variable Additional Benefits
            Rider Schedule (called "Schedule"). Interest is compounded daily. The Fixed Account is part of our general account.

              LOAN COLLATERAL ACCOUNT. The Loan Collateral Account is the account to which we will transfer any cash value from the Fixed and Separate Accounts needed for a policy loan

              CASH VALUE. The Cash Value is the sum of: (a) the value of the Fixed Account; (b) the value in each investment division of the Separate Account; and (c) the value of the Loan Collateral Account.

              CONDITIONAL GUARANTEED DEATH BENEFIT. The Conditional Guaranteed Death Benefit is the amount of death benefit needed to prevent the Policy from becoming a Modified Endowment Contract under the Internal Revenue Code due to a decrease in the death benefit because of adverse investment performance during any 7-year test period. It protects you from the adverse tax consequences associated with the Policy being treated as a Modified Endowment Contract instead of a life insurance policy as defined by the Internal Revenue Code. After the first seven years, your death benefit during any 7-year pay test period will not be less than your death benefit at the beginning of that 7-year test period. The amount of Conditional Guaranteed Death Benefit is determined at the beginning of any 7-year pay test period by dividing the cash value of this rider by the appropriate Net Single Premium. Any Cash withdrawal under this option will reduce or eliminate the Conditional Guaranteed Death Benefit. This guarantee will also end if the Policy becomes a Modified Endowment Contract for any other reason.

              NET PREMIUMS. Net Premiums are Scheduled and
              Unscheduled premiums minus the Premium Load shown on the Schedule.

              NET SINGLE PREMIUMS. Net Single Premiums are used to calculate the amount of variable additional insurance under this benefit. A table showing the net single premiums for each $1000 of death benefit is attached to this Rider.

              COST OF INSURANCE CHARGE. A Cost of Insurance Charge is deducted each month from the Cash Value of the Fixed Account and of the Investment Divisions. These charges will be based on the Insured's attained age, sex and underwriting class. We may change these charges, but they will never be more than the guaranteed monthly percentages shown in the Table of Guaranteed Maximum Cost of Insurance Charges. The method of computing these charges is on file with the Superintendent of the New York Insurance Department.

              OTHER CHARGES. The Premium Load, the Expense Charge for each $1,000 of Variable Additional Insurance Death Benefit, Mortality and Expense Risks Charges and any Transfer Fee Charge are shown on the Schedule. The Expense Charge and the Transfer Fee Charge may be less than the charges shown on the Schedule.

              CASH VALUE. The Cash Value is calculated as follows:

              1. On the Investment Start Date, the Cash Value is equal to the sum of any Net Premiums.

              2.   For each Valuation Date, the Cash Value will equal:

                   a. The cash value in the Fixed Account on the preceding valuation date credited with interest for the current valuation period; plus

                   b. The cash value in each Investment Division on the preceding valuation date multiplied by the experience factor for the current valuation period; plus

                   c. The cash value in the Loan Collateral Account on the preceding valuation date credited with interest for the current valuation period; plus

                   d. Any Net Premium received during the current valuation period and allocated to the Fixed Account and any Investment Division; plus

                   e. Any cash value transferred to the Fixed Account from an Investment Division during the current valuation period; plus

                   f. Any cash value transferred to the Loan Collateral Account from the Fixed Account or another
                        Investment Division; plus

                   g. Any cash value transferred to an Investment Division from the Fixed Account or another Investment Division during the current valuation period; less

                        h. Any cash value transferred from the Fixed Account to an Investment Division during the current valuation period; less

                        i. Any cash value transferred from the Loan Collateral Account to the Fixed Account or an Investment Division; less

                        j. Any cash value transferred from an Investment Division to the Fixed Account or another Investment Division during the current valuation period; less

                        k. Any cash withdrawals from the Fixed Account and Investment Divisions during the current valuation period; less

                        l. The portion of any Monthly Deduction not deducted during the current Valuation Period or any Monthly Deductions not deducted during a prior Valuation Period, due to insufficient Cash Value in the Investment Divisions and the Fixed Account; less

                        m. The portion of any monthly Cost of Insurance and Separate Account charges deducted from the Fixed Account and each Investment Division during the current valuation period.

EXPERIENCE FACTOR 1.    The "experience factor" for a Valuation Period is the
                        net asset value per Investment Company share at the end of the current Valuation Period: plus

                  2. The per share amount of any investment dividend or capital gain paid by the Investment Company during the current Valuation Period: less

                  3. Any per share charge for taxes or any reserve for taxes.

                  This amount is then divided by the net asset value per investment company share at the end of the preceding Valuation Period.

MONTHLY           Each month the following amounts will be deducted from
DEDUCTION         the Cash Value of this Rider:

                  1.    Cost of Insurance Charge;

                  2. Expense Charge for each $1,000 of Variable Additional Insurance Death Benefit;

                  3.    Mortality and Expense Risks Charge; and

                  4.    Any accrued Monthly Deductions.

                  You may choose to have the Monthly Deduction charged proportionately to the Fixed Account and each Investment Division of the Separate Account or all to the Fixed Account. If you choose to have the Monthly Deduction charged to the Fixed Account and its value is not sufficient, the remainder will be charged proportionately to each Investment Division of the Separate Account.

                  If during any month the Cash Value, less any loan collateral, is less than the Monthly Deduction, the unpaid amount will accrue without interest until the Cash Value, less the Loan Collateral Account, is large enough to cover the accrued Monthly Deduction. Accrued Monthly
                  Deductions will reduce Cash Value and Death Benefit under this Rider.

VARIABLE          The Variable Additional Insurance Death Benefit is the
ADDITIONAL        Cash Value divided by the Net Single Premium for that
INSURANCE DEATH   day. The amount of the benefit is subject to change on each
BENEFIT           Valuation Date. The Variable Additional Insurance Death
                  Benefit will be included in the Policy Proceeds. However, if the Conditional Guaranteed Death Benefit is larger, we will pay that amount instead.

PAYMENTS FOR      You may make either Scheduled Premium payments or
THIS RIDER        Unscheduled Premium payments as described below.

SCHEDULED         Premiums for this Rider are payable as shown in the
PREMIUM           Schedule. The first premium is due on the Issue Date of the
PAYMENTS          Rider. However, you may change the amount of or stop
                  your Scheduled Premium payments at any time, subject to the maximum and minimum limits shown on the Schedule.
                  You may resume making Scheduled Premium payments that have been stopped provided your right to make payments for this Rider has not been terminated under the Termination of Right to Make Payments provision.

UNSCHEDULED   You may make Unscheduled payments for this Rider
PAYMENTS      provided that the total payments (Scheduled and
              Unscheduled) for this Rider do not exceed maximum amounts shown in the Schedule.

              We will send you a statement confirming the amount of any Unscheduled Premium payment, the date we received it, and the amount of insurance your payment purchased.

              We will refund any premium payment that exceeds these limits unless you provide us with further satisfactory evidence of the Insured's insurability.

ACCEPTANCE OF The Insured must be alive on the date we receive your
PREMIUM       premium payment. We will accept your premium
PAYMENTS      payments for this Rider if:

              1. We receive your premium payments for the Policy and any other benefit riders as due;

              2.  The payment is at least equal to our Minimum
                  Scheduled Premium limit for this Rider;

              3. Your total premium payments for the year for this Rider do not exceed our Maximum Premium
                  Payment limit;

              4. We have not paid benefits under a Rider that provides for the accelerated payment of your insurance proceeds;

              5. Premium payments for the Policy are not being waived under an Insured's disability waiver of premiums benefit;

              6.  A preliminary term insurance rider is not in effect;
                  and

              7. Your right to make premium payments for this Rider has not been terminated.

              We will refund any unaccepted premium payments.

              If premium payments for the policy are being waived under an insured's waiver of premiums benefit and you have elected on the application for this Rider to waive your Scheduled Premium payment or the maximum premium payable, if less, this amount will also be waived up until the Insured's age 65, subject to the maximum and minimum limits. You may not make any Scheduled or Unscheduled Premium payments while any premium payments for the Policy are being waived. However, you may make unscheduled payments under this Rider while premium payments for the Policy are being waived under an applicant's waiver of premiums benefit.

              If premiums for the policy are being paid under an automatic premium loan provision, your Scheduled Premium payments for this Rider will not be automatically paid. You may continue to make Unscheduled Premium payments for this Rider while premiums for the policy are being paid under the automatic premium loan provision.

              Unless you tell us otherwise, we will apply all payments received for your policy and Benefit Riders in the following order:

              1. To pay any premium due for the Policy and any other Benefit Riders other than the Option to Purchase Additional Insurance Rider attached to the policy;

              2.  To pay the interest due on a policy loan;

              3. To purchase additional insurance under this Rider and the Option to Purchase Additional Insurance Rider. The amounts credited to this Rider and the Option to Purchase Additional Insurance will be in the same proportion that the Scheduled Premium Payments in effect for these two Riders bear to one another.

SEPARATE ACCOUNT Metropolitan Life Separate Account UL is an investment account set up and kept by us, apart from our general account or other separate investment accounts. It is used for variable additional insurance and for other policies and contracts as permitted by law.

                 We own the assets of the Separate Account. Assets equal to our reserves and other liabilities of the Separate Account will not be charged with the liabilities that arise from any other business that we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

                 Income and realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

                 The Separate Account will be valued at the end of each Valuation Period, but at least monthly.

OUR RIGHT TO     We reserve the right to make certain changes if, in our
MAKE CHANGES     judgment, they would best serve the interests of the
                 owners of benefits such as this one, or would be appropriate in carrying out the purposes of such benefits.
                 Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

                 We may make the following changes:

                 1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any form permitted by law.

                 2. To take any action necessary to comply with or obtain any exemptions from the Investment
                       Company Act of 1940.

                 3. To transfer any assets in the Investment Division to one or more separate accounts, or to our general account, or to add Investment Divisions to the Separate Account.

                 4. To substitute, for the investment company shares held in the Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

                 5. To change the way we assess charges, but without increasing the aggregate charged to the Separate Account.

                 6. To make any other necessary technical changes in this benefit in order to conform to any action this provision permits us to take.

                 If any of these changes result in a material change in the underlying investments of the Separate Account, we will notify you of such change. If you have funds allocated to that division, you may then make a new choice of Investment Divisions.

RIGHT TO CHANGE  You may change the allocation of future net premiums
ALLOCATION       to the Fixed Account and the Investment Divisions of
                 the Separate Account. You must allocate at least 1% of net premiums to each alternative you choose.
                 Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing, or by other means as determined by us, of a change in allocation. The change will take effect immediately upon receipt at our designated office.

                You may also change the allocation of the net cash value. To do this, you may transfer amounts among the alternatives at any time, but we reserve the right to limit transfers to and from the Fixed Account. While we do not impose a charge currently, in the future (depending on the volume and amount of transfers), a Transfer Fee Charge of not more than the Charge shown on the Schedule for each transfer may be deducted from the Cash Value from which amounts are transferred proportionately among the Fixed
                Account and the Investment Divisions of the Separate Account when each transfer is made. However, no charge will be assessed for transfers arising from policy loans and loan repayments or from an automatic investment strategy. Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is shown on the Schedule or, if less, the entire value in an Investment Division of the Separate Account or the entire value in the Fixed Account.
                There is no limit on the number of transfers among the Investment Divisions of the Separate Account. The change will take effect on the date we receive written notice from you at our Designated Office. No restrictions on transfers will apply it you have selected an automatic investment strategy.

WITHDRAWALS     You may withdraw all or part of the Cash Value of
                this Rider at any time, except for any Cash Value needed as collateral for a policy loan. To do so, you must request the withdrawal in writing, or by other means as determined by us. A withdrawal will reduce the amount of variable additional insurance payable as of the date of withdrawal. The reduced amount of insurance will be the amount of additional insurance that the remaining cash value, if any, will buy at the Net Single Premium for the Insured's sex and attained age on the date of withdrawal.

LOAN The Cash Value of this Rider is available as part of the collateral for a loan under the Policy. Any cash value needed for a policy loan will be transferred into the Loan Collateral Account. It will be credited with interest at a rate of not less than the Loan Collateral Interest Rate shown on the Schedule.

DEFERMENT       We reserve the right to defer the calculation and
                payment of the variable additional benefits under certain circumstances. Generally, it will not be practical for us to determine the value of the Investment Divisions of the Separate Account during any period when the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings) or when the Securities and Exchange
                Commission restricts trading or determines an emergency exists. In these cases, we reserve the right to defer: (a) the determination, application, or payment of a cash withdrawal; (b) the determination or payment of a loan (except when used to pay premiums on policies issued by us); (c) the transfer of a cash value amount; and (d) the payment of the variable additional insurance as part of the policy's insurance proceeds. We may also defer paying a cash withdrawal, a loan (except when used to pay premiums on policies issued by us), or transferring cash from the Fixed Account for up to 6 months from the date we receive your request.

                If payment is deferred for more than 10 working days, it will be credited with interest from the date your written request was received by us at our Designated Office unless the amount of interest would be less than $25.00.

ANNUAL REPORT   Each year we will send you an annual statement. The
                statement will show the current death benefit and cash value of this Rider. It will show the amount and type of credits to, and deductions from, the cash value during the past policy year. The statement will also include any other information required by federal and state laws and regulations.

DIVIDENDS       This Rider is eligible for dividends if the Policy
                participates in the distribution of our surplus and is eligible for dividends. However, at this time we do not know when any dividends might be payable on this Rider. If the Policy does not participate in any distribution of our surplus and is not eligible for dividends then this Rider is not eligible for dividends.

NON-PAYMENT OF If your policy lapses, we will automatically transfer POLICY PREMIUMS the cash value of the Investment Divisions to the
                Fixed Account.

REINSTATEMENT     If your right to make premium payments for this Rider
                  has ended solely because premiums due on your policy were not paid in the grace period, you may continue to make premium payments for this Rider once the policy and this Rider have been reinstated. Also, if your right to make premium payments had ended solely because you have not made a payment within the time periods specified in items 3 or 4 in the Termination of Right to Make Payments provision, your right may be reinstated upon proof of insurability satisfactory to us.

AGE AND SEX       If the Insured's age or sex on the Date of Rider is not
                  correct, we will recalculate the amount of variable additional insurance by using the Cost of Insurance
                  Charges and the Net Single Premiums applicable to the Insured's correct age and sex.

INCONTESTABILITY  We cannot contest this Rider with respect to material misrepresentations made in the application after it has been in force during the life of the Insured for two years.

SUICIDE EXCLUSION If the Insured dies by suicide within two years from the
                  Issue Date of this Rider:

                  1.    This Rider will terminate; and

                  2. The premiums paid for this Rider will be included in the Policy Proceeds.

TERMINATION OF    You may continue to make premium payments for this
RIGHT TO MAKE     Rider until the earliest of:
PAYMENTS
                  1.    The date your policy becomes fully paid-up;

                  2. The date on which benefits are exhausted under an Acceleration of Death Benefits rider;

                  3. The 31st day after one full year from the Issue Date of this Rider if you have not made a Scheduled or Unscheduled premium payment for this Rider during the policy year; and

                  4. The 31st day after any 2 full consecutive years during which you have not made a Scheduled or Unscheduled premium payment for this Rider.

TERMINATION OF    This Rider will terminate and any remaining Net Cash
RIDER             Value will be paid to you on the earlier of the following:

                  1. The monthly anniversary on or following receipt by us at our Designated Office of your written request, in a form acceptable to us, to terminate this Rider; and

                  2. The date the Policy lapses for nonpayment of premiums or otherwise terminates.

The Issue Date and effective date of this Rider and the Policy are the same unless another Issue Date is shown on the Policy Specifications for Policy Change Page.

                                             METROPOLITAN LIFE INSURANCE COMPANY


                                                      /s/ Gwenn L. Carr
                                             -----------------------------------
                                                          SECRETARY

OPTION FOR VARIABLE ADDITIONAL BENEFITS RIDER SCHEDULE

INSURED:                         [JOHN DOE]

POLICY NUMBER:                   [SPECIMEN]

SCHEDULED PREMIUM                [$420.90 Annually]

UNSCHEDULED PREMIUM              [$0]

MINIMUM SCHEDULED PREMIUM        [$100.00]

ANNUAL MAXIMUM PREMIUM
PAYMENTS

   FIRST RIDER YEAR              [$420.90]

   THEREAFTER                    [$420.90]*

COMBINED MAXIMUM PREMIUM         [$5,000,000.00]**

FIXED ACCOUNT GUARANTEED         4.0%
INTEREST RATE

LOAN COLLATERAL ACCOUNT
INTEREST RATE

   RIDER YEARS 1-10              5.50%

   RIDER YEARS 11-20             5.75%

   THEREAFTER                    6.00%

PREMIUM LOAD                     3.0%

MORTALITY AND EXPENSE RISKS      [.0415710%] OF THE CASH VALUE OF THE
CHARGE                           SEPARATE ACCOUNT

EXPENSE CHARGE FOR EACH
$1,000 OF VARIABLE ADDITIONAL
INSURANCE DEATH BENEFIT

   RIDER YEARS 1-15              [$.0625]

   THEREAFTER                    $.0000

MAXIMUM TRANSFER CHARGE          $25.00

MINIMUM TRANSFER AMOUNT          $50.00

We have the right to change the rate of interest for amounts applied to the Fixed Account, but the rate will not be less than the Fixed Account Guaranteed Interest Rate. Any change in the rate is not guaranteed. We have the right to change the Cost of Insurance Rates, but the rates will not be greater than those shown in the Table of Guaranteed Maximum Cost of Insurance Charges. We also have the right to change the cost of the Mortality and Risk Expense Charge and the Expense Charge but the charges will not be more than the maximum charges shown above. It is possible that the actual Cash Value will be less than that illustrated.

* IF LESS THAN 50% OF THE MAXIMUM PREMIUM IS RECEIVED FOR TWO CONSECUTIVE YEARS, THE MAXIMUM PREMIUM AMOUNT WILL BE THE GREATER OF THE TOTAL PREMIUMS RECEIVED IN EITHER OF THE TWO PREVIOUS YEARS.

** THIS MAXIMUM APPLIES TO THIS RIDER AND TO ANY OPTION FOR FLEXIBLE ADDITIONAL
   INSURANCE OR OPTION FOR PAID UP ADDITIONAL INSURANCE INCLUDED IN THIS POLICY. THIS MAXIMUM APPLIES TO ALL THESE RIDERS COMBINED.

         TABLE OF NET SINGLE PREMIUMS FOR EACH $1,000 OF DEATH BENEFIT

AGE                  RATE            AGE             RATE            AGE             RATE
---             --------------  --------------  --------------  --------------  --------------
35                      248.93              64          581.39              93          896.04
36                      257.36              65          594.26              94          901.27
37                      266.07              66          607.03              95          906.20
38                      275.05              67          619.80              96          910.67
39                      284.29              68          632.64              97          914.96
40                      293.79              69          645.57              98          919.05
41                      303.56              70          658.66              99          922.89
42                      313.56              71          671.81             100          926.40
43                      323.79              72          685.03             101          929.40
44                      334.21              73          698.04             102          932.39
45                      344.79              74          710.93             103          935.40
46                      355.55              75          723.78             104          938.48
47                      366.51              76          736.50             105          941.76
48                      377.67              77          749.11             106          944.97
49                      389.17              78          761.52             107          948.09
50                      401.01              79          773.63             108          951.13
51                      413.13              80          785.33             109          954.08
52                      425.52              81          796.63             110          956.95
53                      438.09              82          807.46             111          959.72
54                      450.80              83          817.93             112          962.41
55                      463.58              84          828.09             113          965.01
56                      476.39              85          837.94             114          967.51
57                      489.23              86          847.27             115          969.93
58                      502.12              87          856.03             116          972.27
59                      515.21              88          864.17             117          974.53
60                      528.47              89          871.65             118          976.85
61                      541.82              90          878.48             119          980.64
62                      555.15              91          884.67             120        1,000.00
63                      568.36              92          890.51

THE NET SINGLE PREMIUM ON A DATE DURING A POLICY YEAR IS DETERMINED BY INTERPOLATION BETWEEN THE VALUES FOR THE ANNIVERSARIES IMMEDIATELY PRECEDING AND IMMEDIATELY FOLLOWING THAT DATE.

             TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE CHARGES

                  GUARANTEED                      GUARANTEED                      GUARANTEED
                   MAXIMUM                         MAXIMUM                         MAXIMUM
                   MONTHLY                         MONTHLY                         MONTHLY
AGE               PERCENTAGE         AGE          PERCENTAGE         AGE          PERCENTAGE
---             --------------  --------------  --------------  --------------  --------------
35                    0.050100              64        0.145200              93        0.246200
36                    0.050600              65        0.150300              94        0.246500
37                    0.051100              66        0.153900              95        0.247700
38                    0.052600              67        0.156400              96        0.247000
39                    0.053800              68        0.158600              97        0.246400
40                    0.055300              69        0.159900              98        0.245800
41                    0.057700              70        0.162200              99        0.245500
42                    0.060500              71        0.164500             100        0.245800
43                    0.064000              72        0.169700             101        0.244100
44                    0.068100              73        0.173700             102        0.242000
45                    0.072100              74        0.176700             103        0.239600
46                    0.075100              75        0.180400             104        0.236500
47                    0.078300              76        0.183700             105        0.234100
48                    0.078200              77        0.187700             106        0.231500
49                    0.078400              78        0.192500             107        0.228700
50                    0.079900              79        0.197900             108        0.225600
51                    0.082000              80        0.202900             109        0.222300
52                    0.085800              81        0.208300             110        0.218600
53                    0.089900              82        0.212300             111        0.214800
54                    0.095300              83        0.215600             112        0.210500
55                    0.101300              84        0.218700             113        0.206000
56                    0.106500              85        0.223000             114        0.201100
57                    0.111600              86        0.227500             115        0.195800
58                    0.113800              87        0.232000             116        0.190000
59                    0.116600              88        0.236200             117        0.183800
60                    0.120300              89        0.240100             118        0.175900
61                    0.125600              90        0.243500             119        0.163000
62                    0.132100              91        0.244800             120               0
63                    0.139000              92        0.245700

MONTHLY COST OF INSURANCE CHARGES IS ASSESSED AS A PERCENTAGE OF THE BEGINNING OF MONTH CASH VALUE. MONTHLY COST OF INSURANCE CHARGES WILL NEVER BE LESS THAN $0.01.